Exhibit 99.1

Investor Inquiries:
Robert Gudbranson
(440) 329-6111

INVACARE CORPORATION REPORTS IMPROVED EARNINGS FOR ITS FIRST QUARTER

ELYRIA, Ohio – (April 24, 2008) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended March 31, 2008.

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the first quarter were $0.10 ($3.1 million net earnings) as compared to a loss per share for the same period last year of $0.55 ($17.5 million net loss).  As compared to $0.05 for the first quarter last year, adjusted earnings per share(a) were $0.11 for the first quarter of 2008, an increase of 120%.   Adjusted net earnings(b) for the quarter were $3.6 million versus $1.6 million last year.  Adjusted earnings before income taxes(c) for the first quarter were $6.2 million as compared to $1.5 million for the first quarter last year.  The significant improvement in adjusted earnings before income taxes(c) was the result of organic sales growth, cost reduction activities and reduced net interest expense.

Net sales for the quarter increased 11.0% to $416.3 million versus $374.9 million last year.  Foreign currency translation increased net sales by five percentage points and acquisitions increased net sales by less than a percentage point. Organic net sales for the quarter grew 5.8% over the same period last year driven primarily by performance in North America/Home Medical Equipment (NA/HME) and Europe.  Continuing its increase in organic net sales for each quarter last year, European organic net sales grew 6.9%, principally due to volume increases achieved in most regions.  Reflecting the improved stability and sequential improvement of this business segment, the NA/HME organic net sales increase of 6.1% for the quarter represents the second consecutive quarter over quarter increase.

Gross margin as a percentage of net sales for the first quarter was higher by 0.8 percentage points compared to last year’s first quarter, primarily due to cost reduction activities, partially offset by increased freight costs and commodity costs such as steel, aluminum and fuel. The benefits achieved from cost reduction initiatives during the first quarter were $3.7 million, slightly favorable to the Company’s expectations.

Selling, general and administrative expense (SG&A) increased 11.3% to $97.7 million in the quarter compared to $87.8 million in the first quarter last year.  Foreign currency translation increased SG&A expense by five percentage points, while acquisitions increased SG&A expense by less than one percentage point.  SG&A expense also increased when compared to the first quarter of last year principally as a result of higher sales and marketing costs in anticipation of future sales growth, and greater commission costs associated with increased sales volumes.

The Company had a significantly higher effective tax rate in the first quarter of 2008 as compared to the projected rate for the full year 2008.  In the first quarter of 2008, the Company could not record tax benefits related to losses in countries which had tax valuation allowances, while normal tax expense was recognized in countries without tax allowances.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “We are gratified by Invacare’s strong first quarter improvement in adjusted earnings before income taxes(c).  The Company’s operating results are on plan for the first quarter.  Invacare’s net sales performance in the quarter was better than expected in a number of divisions, but particularly in the North America/HME segment which benefited from strong volume increases in each of its primary product lines – Rehab, Standard and Respiratory.  Free cash flow(d) was negative $24 million for the quarter compared to negative $17 million in the first quarter of last year, due to reduced accruals and increased funding of inventories and receivables.  More specifically, the Company had a reduction in accruals of approximately $15 million related to both annual bonus payments (earned in 2007) and interest payments related to the Company’s debt structure finalized in the first quarter of last year.  However, with improved profitability and planned reductions to inventories during the rest of the year, free cash flow(d) is still projected to be strong for the year.”

NORTH AMERICA/HOME MEDICAL EUIPMENT (NA/HME)

For the quarter ended March 31, 2008, NA/HME net sales increased 8.7% to $175.8 million compared to $161.8 million in the same period last year, driven primarily by sales increases in Rehab, Standard and Respiratory product lines.  Foreign currency and acquisitions each increased net sales by one percentage point.  Rehab product line net sales increased by 6.4% compared to the first quarter last year despite volume declines in the consumer power product line, principally due to the Company’s decision to terminate sales to a large national account.   Excluding consumer power products, Rehab product line net sales increased 10.2% compared to the first quarter last year, driven by volume increases in custom power and custom manual wheelchairs as well as seating and positioning products.    Standard product line net sales for the first quarter increased 9.5% compared to the first quarter of last year, driven by increased volumes in manual wheelchairs, patient aids and beds, while pricing was stable.  Respiratory product line net sales increased 2.8%, driven by volume increases in oxygen concentrators and strong purchases by national accounts.  These benefits were partially offset by pricing declines and 3% lower net sales of HomeFill® oxygen systems which were in line with plan for the first quarter.

For the quarter, NA/HME earnings before income taxes were $5.1 million, excluding restructuring charges of $0.2 million pre-tax, as compared to a loss before income taxes of $0.3 million last year, excluding restructuring charges of $2.4 million pre-tax. The increase in earnings before income taxes was the result of increased volumes, favorable mix toward higher margin Rehab products and cost reduction initiatives.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the quarter increased 5.8% to $65.3 million compared to $61.7 million last year driven by an increase in home delivery program sales and increased sales volumes with larger providers.  Earnings before income taxes for the quarter decreased to $0.6 million as compared to $1.1 million last year, excluding restructuring charges of $0.1 million pre-tax, as a result of an unfavorable customer mix, higher freight costs and increased distribution and marketing costs as a result of the sales increase.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the first quarter increased by 7.7% to $25.3 million compared to $23.5 million last year.  Foreign currency translation increased net sales by four percentage points.  Excluding currency, the net sales increase was experienced across most product categories along with an increase in national account sales.  Earnings before income taxes increased to $1.0 million, as compared to $0.4 million last year, as a result of volume increases, favorable product mix shift toward higher margin products such as patient lifts, and the favorable foreign currency exchange rate movement of the Canadian dollar.

EUROPE

For the quarter, European net sales increased 17.7% to $126.0 million versus $107.0 million last year.  Foreign currency translation increased net sales by eleven percentage points.  Net sales performance continues to be strong in most regions.  For the quarter, earnings before income taxes were $4.7 million, excluding restructuring charges of $0.2 million pre-tax, as compared to $4.7 million last year, excluding restructuring charges of $0.8 million pre-tax.   Despite volume increases, cost reduction initiatives and a weakening U.S. dollar, earnings did not improve due to higher freight and sales and marketing costs.  The investment in sales and marketing is to support anticipated future sales initiatives, and quarter to quarter profit improvement is anticipated for the rest of the year.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales increased 14.3% to $23.9 million versus $20.9 million last year.  Foreign currency increased net sales by fourteen percentage points.  For the quarter, loss before income taxes was $0.4 million, excluding restructuring charges of $0.1 million pre-tax, as compared to a loss of $1.1 million last year.  Performance in this region was positively impacted by volume increases in the Company’s distribution businesses in the region and at the Company’s subsidiary which manufactures microprocessor controllers, as well as continued cost reduction initiatives.  As previously announced, the Company is continuing to focus on reducing costs by moving manufacturing from New Zealand to China. This process is partially complete, on track and expected to be fully complete during the third quarter of this year.

FINANCIAL CONDITION

Total debt outstanding was $538.7 million at the end of the quarter, resulting in a debt-to-total-capitalization ratio of 48.2% versus 49.3% at the end of 2007.  The Company’s debt outstanding increased slightly by $0.9 million during the quarter largely as a result of the negative operating cash flow for the period.

Invacare reported negative $23.9 million of free cash flow(d) in the first quarter of 2008 as compared to the first quarter of 2007 negative free cash flow(d) of $17.3 million.  The decrease was principally due to a reduction in accruals of approximately $15 million related to both annual bonus payments and the timing of interest payments related to the Company’s debt structure.  In addition, receivables and inventories were both a drain on cash flow during the quarter by approximately $11.5 million and $10.0 million, respectively.  The receivables increase is primarily due to higher than planned sales, particularly in March, which won’t be collected until late in the second quarter as well as the fact that year-end 2007 collections of receivables were higher than normal.  Inventories increased in the quarter primarily in the Europe and Asia Pacific regions to support future sales initiatives.

Days sales outstanding increased by one day to 63 days versus 62 days at the end of last year, but improved compared to 67 days at the end of the first quarter of 2007.  Inventory turns were 4.8 seasonally down from 4.9 at the end of last year, but were improved as compared to 4.4 as of the end of the first quarter of 2007.   The Company’s cash and cash equivalents at the end of the quarter were approximately $43.2 million, down from $62.5 million at the end of last year.

OUTLOOK

Cost reduction continues to be a primary focus for the Company in 2008, which includes the following initiatives: product line simplification; expanded outsourcing; rationalization of facilities; supply chain simplification; and organization and infrastructure consolidation.  The Company is on track with its 2008 cost reduction initiatives which should result in 2008 savings of at least $20 million.  However, it is anticipated that the benefit to operating margins realized from these initiatives may be tempered by continuing reimbursement uncertainties, primarily the implementation of competitive bidding in the U.S., as well as global commodity cost increases.  In order to address the risk from rising commodity costs, North America/HME has planned a price increase for July 1st.

As previously communicated, the U.S. Congress mandated that The Centers for Medicare and Medicaid Services (CMS) establish a competitive bidding program for certain items and services in the Medicare Modernization Act of 2003.  This statute requires CMS to conduct a bidding process for selected items.  The first phase is due to begin in ten metropolitan areas on July 1, 2008.  The first ten markets are:  Charlotte, NC (including parts of South Carolina); Cincinnati, OH; Cleveland, OH; Dallas, TX; Kansas City, MO (including parts of Kansas); Miami, FL; Orlando, FL; Pittsburgh, PA; Riverside, CA and San Juan, Puerto Rico.  In March, CMS announced the new fee levels in the ten bid markets as a result of which prices will be reduced on average 26%, although the payment reductions vary by market and by product.  In May, CMS will announce the list of companies which are eligible to provide each of the product categories in each of the ten initial markets.  In January 2008, CMS announced the locations of the second phase of the program which includes an additional 70 markets that are scheduled to go live in mid-2009.

At this point, it is unclear what the specific impact will be to the Company.  CMS has not yet announced the list of companies that will be eligible to provide certain products to Medicare beneficiaries in the initial ten markets.  In addition, winning entities are not guaranteed any particular volume; they are merely granted the ability to compete in the designated market with other contract suppliers to provide particular items to Medicare beneficiaries.  It is the Company’s opinion that the program as currently designed will result in serious disruption to providers and beneficiaries.  The Company is actively working with industry leaders in Washington D.C. to obtain administrative and legislative relief, especially to delay the program implementation until flaws are corrected and the program redesigned.

With these factors in mind, the Company in general affirms its previously provided 2008 guidance as follows:

•	Organic growth in net sales of 4% to 5%, excluding the impact from acquisitions and foreign currency translation adjustments;

•
Effective tax rate of 25% on adjusted annual earnings.  The Company expects that its effective tax rate for each period in 2008 will fluctuate depending on the mix of earnings between countries with and without tax valuation allowances.  In the first quarter, the Company could not record tax benefits related to losses in countries which had tax valuation allowances, while normal tax expense was recognized in countries without tax allowances.  This led to a higher effective tax rate in the first quarter than projected for the year since the Company projects to improve its performance during the year in countries with tax valuation allowances, as well as in countries without tax valuation allowances.  Each quarter, the Company expects to have a sequential decline in the effective tax rate;

•	Adjusted earnings per share of $1.35 to $1.50, with most of the earnings attributable to the second half of the year; and

•	Free cash flow(d) between $40 million and $50 million, down from previous guidance of $45 million and $55 million.

Commenting on the Company’s anticipated results, Mixon continued, “The Company remains confident in its projected range for adjusted earnings per share for the year, although the investor community may project quarterly earnings that vary from management's expectations since Invacare does not provide quarterly earnings guidance.  Anticipated sequential improvement in earnings will be primarily driven by continued cost reduction efforts and organic sales growth.  Invacare’s European businesses should continue to perform well with earnings improvement during the rest of the year.  The Company’s North American/HME business should also continue to increase earnings during 2008.  We remain cautious regarding the impact of the potential reimbursement changes in the U.S. market and continued pricing pressures.  However, with continued focus on cost reduction and reducing our debt levels, 2008 should be a strong recovery year for Invacare.”

(a) Adjusted earnings per share (EPS) for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.5 million pre-tax for the quarter ended March 31, 2008 as compared to $3.3 million pre-tax for the quarter ended March 31, 2007), debt finance charges, interest and fees associated with the Company’s debt refinancing ($13.4 million pre-tax for the quarter ended March 31, 2007) and tax valuation allowances, divided by weighted average shares outstanding – assuming dilution.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.5 million pre-tax for the quarter ended March 31, 2008 as compared to $3.3 million pre-tax for the quarter ended March 31, 2007), debt finance charges, interest and fees associated with the Company’s debt refinancing ($13.4 million pre-tax for the quarter ended March 31, 2007), and tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings (loss) before income taxes excluding the impact of restructuring charges ($0.5 million pre-tax for the quarter ended March 31, 2008 as compared to $3.3 million pre-tax for the quarter ended March 31, 2007), debt finance charges, interest and fees associated with the Company’s debt refinancing ($13.4 million pre-tax for the quarter ended March 31, 2007).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash used by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 5,900 associates and markets its products in 80 countries around the world.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”, “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payor reimbursement levels and practices, including further pricing pressures from competitive bidding; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions of Ohio law or in our debt agreements, our shareholder rights plan or our charter documents that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended March 31,
	2008		2007
Net sales	$416,278		$374,905
Cost of products sold	303,070	*	275,849 *
Gross profit	113,208		99,056
Selling, general and administrative expense	97,695		87,766
Charge related to restructuring activities	511		3,152
Debt finance charges, interest and fees associated with debt refinancing	-		13,373
Interest expense – net	9,319		9,869
Earnings (loss) before income taxes	5,683		(15,104)
Income taxes	2,590		2,400
Net earnings (loss)	$3,093		$(17,504)

Net earnings (loss) per share – basic	$0.10		$(0.55)
Weighted average shares outstanding – basic	31,875		31,827

Net earnings (loss) per share – assuming dilution **	$0.10		$(0.55)
Weighted average shares outstanding – assuming dilution **	31,995		31,827

* Cost of products sold includes inventory markdowns resulting from restructuring of $11 for the three-month period ending March 31, 2008 as compared to $117 for the three-month period ending March 31, 2007.

** Net earnings (loss) per share assuming dilution calculated for three-month period ending March 31, 2007 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended March 31,
	2008	2007
Net earnings (loss)	$3,093	$(17,504)
Interest expense	10,017	10,343
Income taxes	2,590	2,400
Depreciation and amortization	11,008	11,074
EBITDA	26,708	6,313
Restructuring charges	522	3,269
Debt finance charges, interest and fees associated with debt refinancing	-	13,373
Bank fees	877	764
Stock option expense	665	610
Adjusted EBITDA(1)	$28,772	$24,329

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, bank fees, and stock option expense.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended March 31,
	2008	2007
Net earnings (loss) per share – assuming dilution *	$0.10	$(0.55)
Weighted average shares outstanding – assuming dilution *	31,995	31,827
Net earnings (loss)	$3,093	$(17,504)
Income taxes	2,590	2,400
Earnings (loss) before income taxes	5,683	(15,104)
Restructuring charges	522	3,269
Debt finance charges, interest and fees associated with debt refinancing	-	13,373
Adjusted earnings before income taxes	6,205	1,538
Income taxes (benefit)	2,630	(20)
Adjusted net earnings	$3,575	$1,558
Weighted average shares outstanding – assuming dilution	31,995	31,898
Adjusted earnings per share – assuming dilution(2)	$0.11	$0.05

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing and tax valuation reserves divided by weighted average shares outstanding – assuming dilution.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

* Net earnings (loss) per share – assuming dilution calculated for three-months ended March 31, 2007 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

Business Segments -The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $24,955,000 and $19,874,000 for the three months ended March 31, 2008 and 2007, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended March 31,
	2008	2007
Revenues from external customers
North America / HME	$175,781	$161,763
Invacare Supply Group	65,256	61,676
Institutional Products Group	25,297	23,493
Europe	126,003	107,030
Asia/Pacific	23,941	20,943
Consolidated	$416,278	$374,905

Earnings (loss) before income taxes
North America / HME	$4,825	$(2,708)
Invacare Supply Group	589	1,055
Institutional Products Group	998	395
Europe	4,443	3,924
Asia/Pacific	(476)	(1,110)
All Other	(4,696)	(16,660)
Consolidated	$5,683	$(15,104)

Restructuring charges before income taxes
North America / HME	$226	$2,430
Invacare Supply Group	-	43
Institutional Products Group	-	4
Europe	226	786
Asia/Pacific	70	6
Consolidated	$522	$3,269

Debt finance charges, interest and fees associated with debt refinancing
All Other	$-	$13,373

Earnings (loss) before income taxes excluding restructuring charges and debt finance charges, interest and fees associated with debt refinancing
North America / HME	$5,051	$(278)
Invacare Supply Group	589	1,098
Institutional Products Group	998	399
Europe	4,669	4,710
Asia/Pacific	(406)	(1,104)
All Other	(4,696)	(3,287)
Consolidated	$6,205	$1,538

“All other” consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.  In addition, the “All other” earnings (loss) before income taxes for 2007 includes debt finance charges, interest and fees associated with debt refinancing and earnings (loss) associated with a consolidated variable interest entity.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	March 31, 2008 (unaudited)	December 31, 2007
Current Assets
Cash, cash equivalents and marketable securities	$43,187	$62,455
Trade receivables – net	276,622	264,143
Inventories – net	208,586	195,604
Deferred income taxes and other current assets	72,402	68,883
Total Current Assets	600,797	591,085

Other Assets	191,020	196,398
Plant and equipment – net	171,230	169,376
Goodwill	560,276	543,183
Total Assets	$1,523,323	$1,500,042

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$161,480	$150,170
Accrued expenses	131,764	145,958
Accrued income taxes	4,195	5,973
Short-term debt and current maturities of long-term debt	40,000	24,510
Total Current Liabilities	337,439	326,611

Long-Term Debt	498,721	513,342
Other Long-Term obligations	107,469	106,046

Shareholders’ Equity	579,694	554,043
Total Liabilities and Shareholders’ Equity	$1,523,323	$1,500,042

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2008	2007
Net cash used by operating activities	$(18,455)	$(18,343)
Plus:
Net cash impact related to restructuring activities	1,078	4,371
Less:
Purchases of property and equipment, net	(6,513)	(3,327)
Free Cash Flow	$(23,890)	$(17,299)

Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).